Exhibit 4.35

ADDENDUM TO SUBSCRIPTION AGREEMENT

Relating to investments in RGI Marine Holding AS, reg.no. 933 582 361;

Table of content

1.	BACKGROUND	3

2.	CAP TABLE	4

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This addendum (the “Addendum”) to the Subscription Agreement dated 31 July 2024 has been entered into as of 28 April 2025 between:

(1)	RGI Marine Ltd. a private company duly incorporated under the laws of England and Wales, with business reg. no. 1332 1268 (“RGI”);

(2)	Steady Offshore Shipping Pte Ltd, a company duly incorporated under the laws of Singapore, with business reg. no. 198105925N;

(3)	United Maritime Corporation, a company duly incorporated under the laws of the Republic of the Marshall Islands, with business reg. no. 112801;

(4)	Karean AS, a company duly incorporated under the laws of Norway, with business reg. no. 989 009 583; and

(5)	Mr Jonathan Elkington, a British citizen born on 26 October 1978, with passport number 556427970

((2) to (5) shall be referred to herein as the “Investors”).

RGI Marine Holding AS, a company duly incorporated under the laws of Norway, with business reg. no. 933 582 361 (the “Company”).

The Company and the Investors are hereinafter jointly referred to as the “Parties” and individually as a “Party”.

Unless otherwise stated, words with a capitalized initial letter in this Addendum shall have the same meaning as defined terms in the Subscription Agreement.

1.	BACKGROUND

The Parties entered into the Subscription Agreement as of 31 July 2024. On 30 October 2024, the Parties entered into an addendum agreement to the Subscription Agreement amending the Cap Table attached as Schedule 1 to the Subscription Agreement ("Addendum I"). The Parties have agreed to enter into this second addendum to the Subscription Agreement to amend the Cap Table, replacing Addendum I in its entirety. Further, the Parties have also agreed to make certain changes to the default provisions of the Shareholders' Agreement, which will be set out in a separate addendum agreement to the Shareholders' Agreement.

As set out in Clause 7 of the Shareholders' Agreement, and as evident from the Cap Table attached to the Subscription Agreement, additional capital is required for completion of the Vessel. Additional capital from new investors could not be secured in time for the 3rd capital call. Thus, it has been agreed that the gap in funding will be covered by an increase in the share subscription by existing shareholder United Maritime Corporation ("United") and a reduction in the capital requirement. As part of this agreement, RGI will (i) participate in the share subscription and (ii) transfer 50% of the Original Shares (as defined in the Shareholders' Agreement) to United without payment of consideration.

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This Addendum enacts the agreed changes to the Cap Table and funding schedule in the Company.

2.	CAP TABLE

The Parties agree that the Cap Table attached as Schedule 1 to the Subscription Agreement, as amended by Addendum I, shall be deleted and replaced in its entirety with the following Cap Table:

Schedule 1 to Subscription Agreement:

Payments

Sahreholder	Month 0	Month 3	Month 9	Month 15	Month 33
United Maritime	€ 2,246,595	€ 1,156,068	€ 3,676,542	€ 2,065,938	€ 104,858

Steady Offshore Shipping	€ 557,150	€ 1,014,398	€ 228,453	€ 0	€ 0

Karean	€ 30,953	€ 69,047	€ 0	€ 0	€ 0

New Investor	€ 0	€ 0	€ 0	€ 2,210,900	€ 1,150,077

Jonathan Elkington	€ 120,000	€ 0	€ 0	€ 0	€ 0

RGI Marine Limited	€ 0	€ 0	€ 230,000	€ 0	€ 0

Total	€ 2,954,697	€ 2,239,513	€ 4,134,995	€ 4,276,838	€ 1,254,935

Cap Table

Shareholder	Month 0	Month 3	Month 9	Month 15	Month 33
United Maritime	2,246,595	3,402,663	7,954,205	10,020,142	10,125,000
Ownership	47.8%	49.0%	71.8%	65.3%	61.0%
Steady Offshore Shipping	557,150	1,571,547	1,800,000	1,800,000	1,800,000
Ownership	11.8%	22.6%	16.2%	11.7%	10.8%
Karean	30,953	100,000	100,000	100,000	100,000
Ownership	0.7%	1.4%	0.9%	0.7%	0.6%
New Investor	0	0	0	2,210,900	3,360,977
Ownership	0	0	0	0	0
Jonathan Elkington	120,000	120,000	120,000	120,000	120,000
Ownership	2.6%	1.7%	1.1%	0.8%	0.7%
RGI Marine Limited	1,750,000	1,750,000	1,105,000	1,105,000	1,105,000
Ownership	37.2%	25.2%	10.0%	7.2%	6.7%
Total	4,704,697	6,944,210	11,079,205	15,356,042	16,610,977

****
[Signature page follows]

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RGI Marine Limited	Steady Offshore Shipping Pre Ltd

/s/ Bartholomew Richard Fairclough	/s/ Kuang Shihao
Name: Bartholomew Richard Fairclough	Name: Kuang Shihao
Title: Chairman	Title: Director

United Maritime Corporation	Karean AS

/s/ Stavros Gyftakis	/s/ Anders Engeset
Name: Stavros Gyftakis	Name: Anders Engeset
Title: CFO / Director	Title: Chairman

Mr Jonathan Elkington

/s/ Mr Jonathan Elkington

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